Exhibit 107

Calculation of Filing Fee Tables
Form S-8
Keros Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Equity	2020 Equity Incentive Plan, Common Stock, $0.0001 par value per share	Other	1,029,607(2)	$49.40(4)	$50,862,586	.0000927	$4,715
Equity	2020 Employee Stock Purchase Plan, Common Stock, $0.0001 par value per share	Other	239,748(3)	$41.99(5)	$10,067,019	.0000927	$934
Total Offering Amounts					$60,924,457		$5,649
Total Fees Previously Paid							–
Total Fee Offsets							–
Net Fee Due							$5,649

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) of Keros Therapeutics, Inc. (the “Registrant”), that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) or 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)Represents (i) 958,993 shares of the Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2020 Plan plus (ii) 70,614 shares of the Common Stock that have become available for issuance under the 2020 Plan as a result of the forfeiture, termination, tender to or withholding by the Registrant for payment of an exercise price or for tax withholding obligations, expiration or repurchase of stock options, restricted stock units or other stock awards that had been granted under the Registrant’s 2017 Stock Incentive Plan, pursuant to the terms of the 2020 Plan. Pursuant to such evergreen provision, on January 1st of each year commencing in 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 Plan is automatically increased by a number equal to four percent (4.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

(3)Represents shares of the Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2020 ESPP. Pursuant to such provision, on January 1st of each year commencing in 2021 and ending on (and including) January 1, 2030, the number of shares authorized for issuance under the 2020 ESPP is automatically increased by a number equal to the lesser of (i) one percent (1.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) four hundred fifty-five thousand eight hundred fifty-two (455,852) shares of Common Stock. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

(4)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $49.40 per share, which was the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 7, 2022 (rounded up to the nearest cent).

(5)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $41.99 per share, which was the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 7, 2022 (rounded up to the nearest cent), multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

(6)The Registrant does not have any fee offsets.